UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: February 18, 2011

(Date of earliest event reported)

APOGEE ENTERPRISES, INC.

(Exact name of registrant as specified in its charter)

Commission File Number: 0-6365

Minnesota	41-0919654
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

4400 West 78th Street – Suite 520

Minneapolis, Minnesota 55435

(Address of principal executive offices, including zip code)

(952) 835-1874

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)	Acceleration of Pool B Shares under the Legacy Partnership Plan

The Amended and Restated 1987 Partnership Plan (the “Legacy Partnership Plan”) of Apogee Enterprises, Inc. (the “Company”) was eliminated from the Company’s compensation program beginning in fiscal 2006. Prior to fiscal 2006, the Company’s executive officers and other members of senior management selected by the Board of Directors of the Company were given the opportunity to defer up to 50% of their annual cash incentive compensation under the Legacy Partnership Plan. The deferred amount was invested in shares of the Company’s common stock (“Pool A Shares”), which were held in trust during the period of deferral. The Company matched 100% of a participant’s deferred amount in the form of shares of restricted common stock of the Company (“Pool B Shares”). The Pool A Shares were immediately vested and have been distributed to the executive officers who were participants in the Legacy Partnership Plan. The Pool B Shares vested in equal, annual installments over the applicable vesting period. The table below sets forth the number of Pool B Shares held by the listed executive officers as of February 18, 2011:

Name	Position	Number of Pool B Shares
Russell Huffer	Chief Executive Officer	23,286
James S. Porter	Chief Financial Officer	5,574
Patricia A. Beithon	General Counsel and Secretary	10,383
Gary R. Johnson	Vice President and Treasurer	2,887

These Pool B Shares relate to compensation awarded in 2001 through 2005, and were scheduled to vest in annual installments through 2015. In order to significantly decrease the administrative burden and cost associated with the Legacy Partnership Plan, effective as of February 18, 2011, the Company and each of the executive officers listed above entered into amendments to the restricted stock award agreements applicable to these Pool B Shares providing that the Pool B Shares would become immediately vested in full. Therefore, the shares will be promptly distributed to such executive officers, and the Company will recognize approximately $334,726 of compensation expense in the current fiscal quarter.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APOGEE ENTERPRISES, INC.

By:	/s/ James S. Porter
James S. Porter Chief Financial Officer

Date: February 25, 2011

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